AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
CUSTODY AGREEMENT

THIS AMENDMENT to the Custody Agreement, dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following funds:

Equable Shares Small Cap Fund (Series 1)
Equable Shares Small Cap Fund (Series 2), and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit M is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

SERIES PORTFOLIOS TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John J. Hedrick	By: /s/ Anita M. Zagrodnik

Name: John J. Hedrick	Name: Anita M. Zagrodnik

Title: President	Title: Senior Vice President

Date: February 13, 2018	Date: February 21, 2018

Exhibit M to the Series Portfolios Trust Custody Agreement

Name of Series

Equable Shares Small Cap Fund (Series 1)
Equable Shares Small Cap Fund (Series 2)

Exhibit M (continued)

Custody Services Fee Schedule at February 2018

Annual Fee Based Upon Market Value per Fund*
1.00 basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund – $___
Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$___	– Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪	$___	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪	$___	– Option/SWAPS/future contract written, exercised or expired
▪	$___	– Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪	$___	– Physical security transaction
▪	$___	– Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪	See Additional Services Fee schedule for global servicing.
▪	$___ per Sub Advisor
▪	$___ per Segregated Custody Account
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Exhibit M (continued)

Additional Global Sub-Custodial Services Annual Fee Schedule

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
▪	1–25 foreign securities: $___; 26–50 foreign securities: $___; Over 50 foreign securities: $___
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Advisor’s Signature below acknowledges approval of the domestic and global custody fee schedules on this Exhibit M.

Teramo Advisors, LLC

By: /s/ Ronald A Santella

Printed Name and Title: Ronald A. Santella, President and Chief Executive Officer

Date: February 13, 2018